2020

Long Term Incentive Plan Summary

2020 LONG TERM INCENTIVE PLAN

Executive Summary

Under the Amended 2013 Stock Incentive Plan (Plan), the Company is authorized to issue a variety of forms of equity awards, including stock options, Restricted Stock Units (RSUs) and Performance Share Units (PSUs).  The use of a combination of forms of equity, such as stock options, RSUs or PSUs, is expected to better align management with the interests of shareholders.

SunOpta's Compensation Committee (Committee) has adopted a long-term incentive program customized to align with business strategy, and the need to recruit, retain, and motivate outstanding executive talent.  The following are the key features for the Long Term Incentive Program for 2020 (LTIP):

  Market competitive long-term incentive award opportunities
  Long-term incentives for management personnel will be granted in three forms:
    Performance Share Units
    Stock Options
    Restricted Stock Units
  Performance Share Units:  Each participant will be granted an award for a specified number of PSUs, with the actual number of shares issued to the participant to be determined based on the achievement of specified adjusted EBITDA hurdles during a three-year period from the grant date through December 31, 2022 and continued employment through the vesting date.
  Stock Options:  Each participant will be granted an option to purchase a specified number of shares of common stock, exercisable after it is vested, with the exercise price established at the time of grant.  Stock options have ratable vesting and vest in one-third increments on the anniversary of the grant date, subject to continued employment.
  Restricted Stock Units.  Each participant will be granted an award for a specified number of RSUs, with vesting of one-third of the RSUs on each of the first three anniversaries of the grant date, subject to continued employment.

The remainder of this summary document provides details regarding this strategy.

I. Purpose of Awards

The purpose of the LTIP is to align the interests of our executives and general leadership with those of our shareholders by rewarding leadership for creating shareholder value over the long term, requiring and expanding stock ownership, and assisting with attracting and retaining outstanding talent.

The Committee intends for the equity awards made in 2020 to the Senior Leadership Team and other leadership positions to represent one year of long-term incentive compensation.

II. Allocation of Awards

The LTIP provides flexibility for the Committee to customize the grants under the LTIP to align with the strategies of the organization.  The Committee will determine an LTIP percentage for each participant, and this percentage will be multiplied by the participant's current annual salary at the time of grant to determine the participant's Target LTIP Amount.

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Senior Leadership Team

For 2020, the Committee has selected the following allocation of LTIP awards to members of the Senior Leadership Team:

  50% of the LTIP award in the form of PSUs,
  25% of the LTIP award in the form of stock options, and
  25% of the LTIP award in the form of RSUs.

Members of the Senior Leadership team are given the choice to exchange 100% or 50% of their Restricted Stock Units for additional stock options, at a ratio of 3:1 stock options to RSUs.

Other Leadership

For 2020, the Committee has selected the following allocation for LTIP awards to other leadership positions who are not members of the Senior Leadership Team, with awards having the same vesting applicable to awards to the Senior Leadership Team:

  33% of the LTIP award in the form of PSUs,
  33% of the LTIP award in the form of stock options, and
  33% of the LTIP award in the form of RSUs.

  All awards are subject to the terms of the Plan and the applicable award agreements.

Stock Options

Stock options are awarded with an exercise price equal to the closing price of the common stock on July 9th, 2020, the date before the grant date of the award.  The options have three-year ratable vesting in order to encourage retention, with 1/3 of the options vesting on each anniversary of the grant date, subject to continued employment.  Stock options may be exercised any time after vesting until 10 years after the grant date, subject to the terms of the applicable option agreement.

Performance Share Units

PSUs represent a right to receive stock if the Company achieves specified adjusted EBITDA during the period from the beginning of fiscal 2020, through December 31st, 2022 (the Performance Period) and the participant remains employed by the Company at the time the vesting occurs.  The number of shares vesting to a participant will vary based on achievement of the specified annual adjusted EBITDA figures, during the Performance Period and may be zero.  PSUs will vest upon achievement of the following performance hurdles:

  One-third of the PSUs will vest if adjusted EBITDA achieves the $80M hurdle
  An additional one-third of the PSUs will vest if adjusted EBITDA achieves the $100M hurdle, and
  An additional one-third of the PSUs will vest if adjusted EBITDA achieves the $110M hurdle.

Vesting is subject to the participant's continued employment through the vesting date of the applicable performance hurdle and may not occur prior to the one year anniversary of the grant date.  Annual Adjusted EBITDA will be determined after the annual financial results of SunOpta are signed off by the Board of Directors.  If the minimum Adjusted EBITDA amount of $80M is not met during the Performance Period, no shares will be issued.  If an Adjusted EBITDA amount of $110M is achieved during the Performance Period, then all shares will be issued.

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Restricted Stock Units

RSUs represent a right to receive stock, with shares of stock transferred to a participant following the applicable vesting date based on continued employment until that vesting date.  The RSUs encourage retention and vest in equal annual installments during the three-year period following the grant date.

Grant Eligibility

Participation in the LTIP as a member of the Senior Leadership Team will be determined by the Committee, taking into account the recommendations of the CEO.  Subject to approval by the Committee, the CEO will determine all other leadership participants, in consultation with members of the Senior Leadership Team.

Individuals who become eligible for participation in the LTIP after the annual grant may, at the discretion of the Committee, participate on a full or pro-rata basis.

III. Termination of Employment

The applicable award agreements set forth treatment of the awards upon termination of employment.  The following is a summary of those provisions:

Stock Options

  General Rule. Except as provided below, options may not be exercised unless at the time of exercise the optionee is employed by the Company and shall have been so employed or provided such service continuously since the grant date.
  Termination Generally.  If employment by the Company is terminated for any reason (except under certain circumstances following a Change in Control (as defined in the Plan)), all unvested options will be forfeited.  If employment by the Company is terminated for any reason other than because of Total Disability or death or following a Change in Control as provided below, vested but unexercised options at the date of termination may be exercised at any time before the expiration date applicable to the option or the expiration of 30 days after the date of termination, whichever is the shorter period.
  Termination Because of Total Disability.  If employment by the Company is terminated because of Total Disability, vested but unexercised options at the date of termination may be exercised at any time before the expiration date applicable to the option or before the date 12 months after the date of termination, whichever is the shorter period.  The term "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform his or her duties as an employee of the Company.
  Termination Because of Death.  If employment by the Company is terminated due to death, vested but unexercised options may be exercised at any time before the applicable expiration date or before the date 12 months after the date of death, whichever is the shorter period, but only by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.
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  Termination following a Change in Control. Options will vest if a Change in Control occurs and at any time within 12 months after the Change in Control, the participant's employment is terminated by the Company (or its successor) without Cause (as defined in the award agreement) or the participant's employment is terminated by the optionee for Good Reason (as defined in the award agreement), provided that the participant executes and delivers a release of claims in accordance with the award agreement.  Options that become vested in accordance with this provision may be exercised at any time before the expiration date of the option or the expiration of 45 days after the employment termination date, whichever is the shorter period.
  Failure to Exercise Option.  To the extent that following termination of employment, an option is not exercised within the applicable periods described above, all further rights to purchase shares pursuant to the option shall cease and terminate.

PSUs

  Termination for Any Reason.  If employment by the Company is terminated for any reason, all unvested PSUs will be forfeited, except as summarized below in the event of death or Total Disability or following a Change in Control.
  Termination Because of Total Disability. If employment with the Company is terminated at any time prior to the end of the Performance Period because of Total Disability, any unvested PSUs as to which the applicable Adjusted EBITDA performance hurdle vesting requirements have been satisfied as of the employment termination date shall immediately vest as of the employment termination date and any such PSUs that so vest shall be settled in accordance with the terms of the award agreement.  A participant shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Adjusted EBITDA performance hurdle vesting requirements have not been satisfied as of the employment termination date.
  Termination Because of Death. If employment by the Company is terminated at any time prior to the end of the Performance Period because of death, any unvested PSUs as to which the applicable Adjusted EBITDA performance hurdle requirements have been satisfied as of the date of death shall immediately vest and any such PSUs that so vest shall be settled in accordance with the terms of the award agreement.  A participant's beneficiaries shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Adjusted EBITDA performance hurdle vesting requirements have not been satisfied as of date of death.
  Termination following a Change in Control.  If a Change in Control occurs and the participant's employment with the Company is terminated by the Company (or its successor) without Cause or by the participant with Good Reason at any time within 12 month following the Change in Control and prior to the end of the Performance Period, any unvested PSUs as to which the applicable Adjusted EBITDA performance hurdle vesting requirements have been satisfied as of the date of the Change in Control shall immediately vest as of the date of employment termination and any such PSUs that vest in accordance with this provision shall be settled in accordance with the terms of the award agreement, provided that the participant executes and delivers a release of claims in accordance with the award agreement.  The participant will not be entitled to receive any shares with respect to any PSUs as to which the applicable Adjusted EBITDA performance hurdle vesting requirements have not been satisfied as of the Change in Control.
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RSUs

  Termination Generally.  If employment by the Company is terminated for any reason, including death or disability, all unvested RSUs will be forfeited, except as described below in certain circumstances following a Change in Control.
  Termination following a Change in Control. RSUs will vest if a Change in Control occurs and at any time within 12 months after the Change in Control, the participant's employment is terminated by the Company (or its successor) without Cause or the participant's employment is terminated by the participant for Good Reason, provided that the participant executes and delivers a release of claims in accordance with the award agreement.

IV. Terms and Conditions

PSUs, RSUs and stock options and any stock issued pursuant to such awards are subject to recovery under the Company's clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Board of Directors or the Compensation Committee.  The Company's current clawback policy is subject to revision by the Board or Compensation Committee at any time and from time to time.

This document is a summary only and does not include all of the terms and conditions of the awards under the LTIP.  The LTIP awards are governed by the terms of the Amended 2013 Stock Incentive Plan and applicable award agreements and not by this summary.

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